Exhibit 16.1

April 27, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 21, 2010, of Soapstone Networks, Inc. and are in agreement with the statements contained in the first sentence in the first paragraph, the first sentence in the second paragraph, and the third and fourth paragraphs in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP